Exhibit 99.1


                       Montpelier Re Reports Net Income of
                 $108.7 Million for the Second Quarter of 2005


    HAMILTON, Bermuda--(BUSINESS WIRE)--July 27, 2005--Montpelier Re Holdings Ltd. (NYSE - MRH) today reported net income of $108.7 million, or $1.62 diluted earnings per share, for the three months to June 30, 2005 and net income of $183.2 million, or $2.72 diluted earnings per share, for the first six months of 2005. Comprehensive income for the quarter was $110.6 million, or $1.65 diluted comprehensive income per share, and $146.6 million or $2.18 diluted comprehensive income per share for the six months to June 30, 2005.
    Book value per share at June 30, 2005, on a fully converted basis
(1), was $22.45. Total return to shareholders (2) for the second quarter of 2005, incorporating the change in fully converted book value per share of $1.21 and a dividend of $0.36, was 7.4%. The total return for the trailing four quarters was 10.2%.
    Anthony Taylor, President and CEO, commented: "Montpelier produced a good underwriting result this quarter. Rates were encouraging for programs impacted by 2004 storm losses and we wrote a greater number of Florida programs than initially anticipated. Outside these loss-impacted programs, rates are still softening as expected and we have continued to decline programs which do not meet our underwriting guidelines. We have, however, written a limited number of attractive new opportunities and, overall, premium was higher than expected in the second quarter."
    Kip Oberting, Chief Financial Officer, said: "In the second quarter, our total capital increased by $85.3 million after accruing a regular quarterly dividend of $25.4 million. Total capital stood at $1.7 billion at June 30, 2005."
    During the second quarter, Montpelier participated in the founding of a new reinsurance vehicle, Rockridge Reinsurance Ltd. ("Rockridge"). Rockridge was established to assume attractive high-layer, short-tail risks principally from Montpelier's wholly-owned subsidiary, Montpelier Reinsurance Ltd. ("Montpelier Re"), and was capitalized with $90.9 million in equity, including a $10 million investment by Montpelier Re. Russell Fletcher, Montpelier Re's Chief Underwriting Officer, commented, "Our new relationship with Rockridge provides us with the capacity to increase gross lines in specific programs where we see favorable underwriting opportunities. We then cede this incremental business to Rockridge and earn fees for the services we provide."
    Anthony Taylor added, "Montpelier's co-founder in the venture is hedge fund manager, West End Capital Management (Bermuda) Ltd, which will manage Rockridge's investment portfolio in a fixed income arbitrage strategy. We believe Montpelier has an excellent partner in West End, which was founded by Mark Byrne, son of our former Chairman, Jack Byrne."
    Please refer to the Financial Supplement, which is posted on the Company's Investor Information section of its website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.
    (1) Fully converted book value per share is a non-GAAP measure based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding warrants of $119.6 million at June 30, 2005 and outstanding options and warrants of $157.5 million at December 31, 2004, divided by the sum of shares, share equivalents and outstanding warrants (assuming their exercise) of 70,502,122 shares at June 30, 2005 and divided by the sum of shares, outstanding options and warrants of 71,372,892 shares at December 31, 2004. The Company believes that fully converted book value per share more accurately reflects the value attributable to a common share.
    (2) Total return to shareholders is a non-GAAP measure. It is the internal rate of return of the change in fully converted book value per share from $26.75 at December 31, 2004 to $22.45 at June 30, 2005, giving effect to the ordinary dividend of $0.36 per quarter and the special dividend of $5.50 per common share and warrant declared and paid in the first half of 2005. The Company believes that this measure most accurately reflects the return made by its shareholders as it takes into account the effect of all dilutive securities and the effect of dividends.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, July 28th at 9:00 a.m. Eastern Daylight Time. The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through August 5th, 2005 by dialing 888-286-8010 (toll-free) or 617-801-6888
(international) and entering the pass code: 56182101.
    Montpelier Re Holdings Ltd., through its operating subsidiary, Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. is rated "A" (Excellent) by A.M. Best Company, "A-" (Strong) by Standard & Poor's and "A3" (Good) by Moody's Investors Service.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition resulting from: growing capital levels in the reinsurance industry, in some cases, declining demand due to, among other things, increased retentions by cedants, and other factors; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of Montpelier's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.


                     MONTPELIER RE HOLDINGS LTD.
                     CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)


                                                 As at        As at
                                               June 30,   December 31,
                                                 2005         2004
                                              ----------- ------------
Assets

Investments and cash:
Fixed maturities, at fair value               $1,947.1    $2,325.3
Equity investments, at fair value                118.9       143.5
Other investments, at estimated fair value        30.4        19.3
Cash and cash equivalents, at fair value         163.8       110.6
                                              ---------   ---------

Total investments and cash                     2,260.2     2,598.7

Unearned premium ceded                            47.9        17.0
Premiums receivable                              303.1       173.8
Investment trades pending                         48.1           -
Securities lending collateral                    350.9       420.8
Funds withheld                                     6.5         5.1
Deferred acquisition costs                        82.9        59.0
Reinsurance recoverable                          122.3        94.7
Accrued investment income                         20.1        23.8
Other assets                                       4.1         5.2
                                              ---------   ---------

Total Assets                                  $3,246.1    $3,398.1
                                              =========   =========

Liabilities

Loss and loss adjustment expense reserves        583.8       549.5
Unearned premium                                 422.3       287.6
Reinsurance balances payable                     118.9        74.9
Investment trades pending                            -         0.1
Securities lending payable                       350.9       420.8
Debt                                             249.0       249.0
Accounts payable, accrued expenses and other
 liabilities                                      32.7        40.7
Dividends payable                                 25.4        23.6
                                              ---------   ---------

    Total Liabilities                         $1,783.0    $1,646.2
                                              ---------   ---------

Shareholders' Equity
Common voting shares and additional paid-in
 capital                                       1,114.9     1,111.8
Accumulated other comprehensive income            18.5        55.1
Retained earnings                                329.7       585.0
                                              ---------   ---------

    Total Shareholders' Equity                 1,463.1     1,751.9
                                              ---------   ---------

Total Liabilities and Shareholders' Equity    $3,246.1    $3,398.1
                                              =========   =========


Common voting shares outstanding (000's)        63,328 sh   62,131 sh
Common voting and common equivalent shares
 outstanding (000's)                            70,502      71,373

Book value per share:

    Basic book value per common voting share  $  23.10    $  28.20
                                              =========   =========
    Fully converted book value per common
     voting and common equivalent share       $  22.45    $  26.75
                                              =========   =========

                     MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)


                     Three Months Ended June   Six Months Ended June
                               30,                      30,
                        2005        2004        2005         2004
                     ----------- ----------- ------------ ------------
Revenues:
 Gross premiums
  written           $    275.6  $    210.4  $     581.9  $    543.6
 Reinsurance
  premiums ceded         (44.0)      (28.2)       (70.9)      (64.1)
                    ----------- ----------- ------------ -----------
 Net premiums
  written                231.6       182.2        511.0       479.5
 Change in net
  unearned premiums       (4.5)       11.4       (103.4)      (95.1)
                    ----------- ----------- ------------ -----------
 Net premiums
  earned                 227.1       193.6        407.6       384.4
 Net investment
  income                  19.1        16.3         40.5        31.5
 Net realized gains
  on investments          16.9         1.4         29.2         3.2
 Net foreign
  exchange losses         (3.8)       (1.0)        (7.1)          -
                    ----------- ----------- ------------ -----------
  Total Revenues         259.3       210.3        470.2       419.1
Expenses:
 Loss and loss
  adjustment
  expenses                81.5        40.2        161.0        86.4
 Acquisition costs        49.9        43.9         87.3        79.6
 General and
  administrative
  expenses                15.2        14.8         30.5        28.5
 Financing expense         4.0         4.4          8.2         8.5
                    ----------- ----------- ------------ -----------
  Total Expenses         150.6       103.3        287.0       203.0
 Income before
  taxes                  108.7       107.0        183.2       216.1
 Income tax expense          -           -            -         0.1
Net income          $    108.7  $    107.0  $     183.2  $    216.0
                    ----------- ----------- ------------ -----------
 Other comprehensive
  income (loss)
  items                    1.9       (47.3)       (36.6)      (21.4)
Comprehensive
 income             $    110.6  $     59.7  $     146.6  $    194.6
                    =========== =========== ============ ===========
Earnings per share:
 Basic earnings per
  share             $     1.72  $     1.70  $      2.91  $     3.42
 Diluted earnings
  per share         $     1.62  $     1.57  $      2.72  $     3.16
 Basic comprehensive
  earnings per
  share             $     1.75  $     0.95  $      2.33  $     3.08
 Diluted
  comprehensive
  earnings per
  share             $     1.65  $     0.88  $      2.18  $     2.84
Insurance ratios:
 Loss ratio               35.9%       20.7%        39.5%       22.5%
 Expense ratio            28.7%       30.3%        28.9%       28.0%
 Combined ratio           64.6%       51.0%        68.4%       50.5%


    CONTACT: Montpelier Re Holdings Ltd.
             Media and Investor Relations:
             Keil Gunther, 441-297-9570